EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation announces President & COO Alan L. Rubino to Leave Company

Iselin, NJ December 18, 2007 – Pharmos Corporation (Nasdaq: PARS) announced today that President & COO Alan Rubino has elected to resign from the Company.

Mr. Rubino joined Pharmos in November 2005 and was instrumental in the strategic acquisition and the subsequent integration of Vela Pharmaceuticals completed in October 2006. Following the Vela acquisition, Mr. Rubino has been focused on key business development priorities and the Company’s Phase 2b clinical trial for its leading IBS drug candidate, Dextofisopam.

Over recent months, Pharmos has announced a series of restructurings of its operations in Israel in order to manage and allocate cash resources to the most promising near-term pipeline candidates. The Dextofisopam drug candidate is currently in a large scale Phase 2b clinical program that will involve 480 patients at 50 U.S sites. With the earlier restructurings of the Israel operations, the Company’s need for the current executive management structure has also been evaluated.

Mr. Rubino’s experience and competencies are broader than the restructured Pharmos requires and he has elected to pursue new leadership opportunities that more closely align with his general management skill set and career interests.

The Company and the Board of Directors are grateful for the important contributions made by Mr. Rubino during the past two years and appreciates his availability going forward to consult on business development activities and the Dextofisopam clinical trial.

About Pharmos Corporation

Pharmos Corporation is a biopharmaceutical company that discovers and develops novel therapeutics to treat a range of diseases of the nervous system, including disorders of the brain-gut axis, with a focus on pain/inflammation and autoimmune disorders. The Company’s lead product, dextofisopam, is being studied in a Phase 2b clinical trial in patients with irritable bowel syndrome (IBS). Dextofisopam has completed a Phase 2a IBS study in which it demonstrated a statistically significant effect compared to placebo on the primary efficacy endpoint of adequate relief (n=141, p=0.033) and was very well tolerated. A second program in Phase 2a involves a clinical trial of our NanoEmulsion cream drug delivery system to deliver the NSAID diclofenac topically in patients suffering from osteoarthritic knee pain. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds, especially CB2 receptor-selective (CB2-selective) agonists. PRS-639,058, the leading CB2-selective agonist, has demonstrated promising preclinical data in neuropathic pain. Various other CB2-selective compounds from Pharmos' pipeline are in preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental,

- more -

technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts:

S. Colin Neill, CFO
(732) 452-9556

Gale Smith, Investor Relations

(732) 452-9556

###